Exhibit 99.1

FOR IMMEDIATE RELEASE	More information:
James Hart, 203.956.8746 (O) 203.339.2578 (M)

AFFINION GROUP, INC. ANNOUNCES RESULTS FOR THE SECOND QUARTER

ENDED JUNE 30, 2009

ACHIEVES SECOND QUARTER ADJUSTED EBITDA OF $70.9 MILLION

TRAILING TWELVE-MONTH ADJUSTED EBITDA AT $312.9 MILLION

NORWALK, Conn., July 31, 2009 – Affinion Group, Inc. (“Affinion” or the “Company”), a global leader in customer engagement solutions that enhance and extend the relationship of millions of consumers for financial service, retailing, hospitality and e-commerce companies, today announced its financial results for the three month period ended June 30, 2009 (“second quarter”).

“This quarter, our business performed solidly, the Adjusted EBITDA results were consistent with the guidance we provided last quarter and, absent the ongoing negative impact from foreign-exchange and a modest increase in our cost of insurance, we would have achieved positive revenue growth,” said Nathaniel J. Lipman, Affinion’s President and Chief Executive Officer. “Our successful issuance of new notes this past quarter, coupled with our internal cash flow generation, provides Affinion with significant operational liquidity and flexibility in the execution of our strategy to grow the business.”

Commenting further, Lipman added, “Over the second half of the year, our focus will be to increase the trailing twelve-month Adjusted EBITDA from its current level, even as we expect to increase our marketing and commission spend throughout the rest of 2009 to capture the compelling opportunities we have with new and existing clients.”

Results Highlights

Note: readers are urged to review the section entitled “Important Notes” at the end of this release for a description of certain items affecting the results, including a definition of the term “Transactions”.

Second Quarter Net Revenues

•	Net revenues for the second quarter of 2009 were $333.5 million as compared to $354.3 million for the second quarter of 2008, reflecting a decline of 5.9%.

•

The decrease in net revenues was due to declines in both North American and International products net revenue, as a higher cost of insurance and unfavorable foreign-exchange rates, respectively, offset strong growth in other areas, such as Loyalty products revenue and new retail members in International.

•

Excluding the $13.8 million impact of foreign-exchange in the quarter, which is derived by holding the currency rates from the second quarter of 2008 constant, net revenue would have declined 2.0% from the second quarter of 2008.

Second Quarter Operating Results

•	Adjusted EBITDA (as defined in Note (d) of Table 7) was $70.9 million as compared to $76.5 million for the second quarter of 2008.

•	Segment EBITDA for the second quarter of 2009 was $70.8 million as compared to $75.8 million for the second quarter of 2008.

•

Excluding the impact of the Transactions, Segment EBITDA decreased $7.2 million, or 9.3%, resulting from lower North American net revenues primarily due to the higher cost of insurance, which more than offset lower operating expenses.

Segment Commentary

North America:

Membership products revenue decreased $2.7 million, from $174.8 million to $172.1 million, or 1.5%, as compared to the second quarter of 2008. Excluding the impact of purchase accounting, net revenue decreased $6.9 million, or 3.9%, as the 5.9% increase in annualized revenue per average retail member as compared to the prior year was more than offset by lower retail member volumes. Membership Segment EBITDA increased $3.2 million in the quarter, from $26.9 million to $30.1 million, as lower net revenue was more than offset by lower marketing and commission expense as the Company continued to reduce commissions as a percentage of revenue, in addition to $2.0 million resulting from purchase accounting adjustments.

Insurance and Package products revenue decreased $12.4 million, from $96.4 million to $84.0 million, or 12.9%, primarily due to a higher cost of insurance as a result of higher claims experience and lower package revenue as lower annualized revenue per member more than offset an 11.1% growth in package member volumes. Insurance and Package Segment EBITDA declined $10.6 million in the second quarter, from $36.6 million to $26.0 million, primarily due to the lower net revenue, partially offset by lower marketing and commission expense.

Loyalty products revenue increased $1.6 million, from $15.7 million to $17.3 million, or 10.2%, primarily due to fee-based revenue related to a points redemption program acquired in the second quarter of 2008. Loyalty Segment EBITDA increased $1.3 million in the quarter, from $4.9 million to $6.2 million, primarily due to the increase in revenue, net of higher product and servicing costs.

International:

International revenue declined $7.4 million, from $68.5 million to $61.1 million, or 10.8%, primarily due to the negative impact of the strengthening in the U.S. dollar, which more than offset growth in new retail programs and revenue from businesses acquired in the fourth quarter of 2008. Excluding the $13.8 million impact of foreign-exchange in the quarter, which is derived by holding the currency rates from the second quarter of 2008 constant, second quarter revenue would have grown 9.3% over the second quarter of 2008. International Segment EBITDA increased $1.1 million, from $9.0 million to $10.1 million, as growth in new retail and the net effect of newly acquired businesses were only partially offset by the negative impact of foreign-exchange and lower package revenues.

Selected Liquidity Data

Affinion has several debt instruments outstanding, including senior notes, senior subordinated notes, and senior secured credit facilities, which consist of a term loan facility and revolving credit facility. For a more complete description of Affinion’s debt instruments, see the note in Table 2.

On June 5, 2009, Affinion issued $150 million in face value of senior notes (“the 2009 senior notes”) on terms and covenants substantially identical to the senior notes due 2013 issued in 2005. The 2009 senior notes were issued under a separate indenture and do not vote as a single class with the 2005 senior notes. The proceeds of the 2009 senior notes offering were $136.5 million, net of discounts.

During the second quarter, the Company utilized cash on hand and available funds under its revolving credit facility to purchase $64.0 million in face value of Affinion Group Holdings’ outstanding debt for $44.8 million.

The Company used a portion of the net proceeds from the sale of the 2009 senior notes to eliminate the balance in its revolving credit facility.

At June 30, 2009, Affinion had $302.8 million outstanding under its senior notes issued in 2005 (net of discounts and premiums), $648.6 million outstanding under its term loan facility, $352.2 million outstanding under the senior subordinated notes (net of discounts), and $136.7 million outstanding under the 2009 senior notes (net of discounts). Under the Company’s revolving credit facility, $98.3 million is available for borrowing, after giving effect to the issuance of $1.7 million in letters of credit.

At June 30, 2009, Affinion had $113.6 million of unrestricted cash on hand.

Call-In Information

Affinion will hold an informational call to discuss the results for the three month period ended June 30, 2009 at 10:00 am (EDT) on Friday, July 31, 2009. The conference call will be broadcast live and can be accessed by dialing 1-866-394-8483 (domestic) or 1-706-758-1455 (international) and entering passcode 18820286. Interested parties should call at least ten (10) minutes prior to the call to register. The Company will also provide an on-line Web simulcast of its conference call at www.affinion.com/ir. A telephonic replay of the call will be available through midnight (EDT) August 3, 2009 by dialing 1-800-642-1687 (domestic) or 1-706-645-9291 (international) and entering passcode 18820286.

Important Notes

On October 17, 2005, Affinion Group Inc. completed the acquisition (the “Transactions”) of the Marketing Services Division (the “Predecessor”) of Cendant Corporation (“Cendant”) pursuant to a purchase agreement dated July 26, 2005, as amended. Substantially all of the assets and liabilities of the Predecessor were acquired by Affinion in the Transactions.

The information presented in this release is a comparison of the unaudited consolidated results of operations for the three and six month period ended June 30, 2009 and the unaudited consolidated results of operations for the three and six month period ended June 30, 2008.

Purchase accounting adjustments made in 2005 as a result of the Transactions had a modest impact on Affinion’s results of operations for the three and six month periods ended June 30, 2009 and 2008. For example, because deferred revenues were reduced in purchase accounting, net revenues recognized for periods following the Transactions were less than they otherwise would have been, with the majority of the impact of the purchase accounting adjustments recognized in 2005 through 2007. The effect of these purchase accounting adjustments on Affinion’s results of operations for the three month period ended June 30, 2009 as compared to the three and six month period ended June 30, 2008 was to increase net revenues by $4.9 million and to increase Segment EBITDA by $2.2 million.

About Affinion Group

As a global leader with more than 35 years of experience, Affinion Group (www.affinion.com) enhances the value of its partners’ customer relationships by developing and marketing loyalty solutions. Leveraging its expertise in customer engagement, product development and targeted marketing, Affinion provides programs in subscription-based lifestyle services, insurance and other areas to help generate increased customer loyalty and significant incremental revenue for more than 5,500 marketing partners worldwide, including many of the largest and most respected companies in financial services, retail, travel, and Internet commerce. Based in Norwalk, Conn., the company has approximately 3,550 employees throughout the United States and in 12 other countries, primarily in Europe, and markets in 15 countries globally. Affinion holds the prestigious ISO 27001 certification for the highest information security practices, is PCI compliant and Cybertrust certified.

Safe Harbor Statement Under the U.S. Private Securities Litigation Reform Act of 1995

This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, discussions regarding industry outlook, Affinion’s expectations regarding the performance of its business, its liquidity and capital resources, its guidance for 2009 and the other non-historical statements in the discussion and analysis. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. When used in this release, the words “believe”, “anticipate”, “estimate”, “expect”, “intend” and similar expressions are intended to identify forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. These statements are subject to certain risks, uncertainties and assumptions, including risks related to general economic and business conditions and international and geopolitical events, a downturn in the credit card industry or changes in the techniques of credit card issuers, market place consolidation among financial institution partners, industry trends, foreign currency exchange rates, the effects of a decline in travel on Affinion’s travel fulfillment business, termination or expiration of one or more agreements with its affinity partners or a reduction of the marketing of its services by one or more of its affinity partners, its substantial leverage, restrictions contained in its debt agreements, its inability to compete effectively and other risks identified and discussed under the caption “Item 1A. Risk Factors” in Affinion’s Annual Report on Form 10-K for the year ended December 31, 2008, and the other periodic reports filed by Affinion with the SEC from time to time.

Financial Tables and Other Data Follow

TABLE 1

AFFINION GROUP, INC.

UNAUDITED SUPPLEMENTAL DATA FOR SELECTED

BUSINESS SEGMENTS

The following table provides data for selected business segments.

Member and insured amounts in thousands, except dollars and percentages.

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Affinion North America:
Membership Products -
Retail
Average Members(1)	7,285	7,954	7,373	8,025
% Monthly Members	51.2%	41.5%	49.1%	40.7%
% Annual Members	48.8%	58.5%	50.9%	59.3%
Annualized Net Revenue Per Average Member(2)	$80.01	$75.56	$78.92	$73.92
Wholesale
Average Members(1)	2,417	3,149	2,445	3,199
Portion for service formerly retail and other(3)	1,988	2,293	1,995	2,302
Average Retail Members including wholesale formerly retail and other(3)	9,273	10,247	9,368	10,327
Insurance and Package Products -
Insurance
Average Basic Insured(1)	23,532	23,501	23,316	23,846
Average Supplemental Insured	4,569	4,803	4,585	4,872
Annualized Net Revenue Per Supplemental Insured(2)	$54.31	$60.25	$53.95	$56.95
Package
Average Members(1)	6,148	5,535	5,973	5,599
Annualized Net Revenue Per Average Member(2)	$11.68	$13.61	$12.03	$13.58
Affinion International:
International Products -
Package
Average Members(1)	15,959	16,214	16,097	16,060
Annualized Net Revenue Per Average Package Member(2)	$7.39	$9.55	$7.19	$9.31
Other Retail Membership
Average Members(1)	1,476	1,759	1,529	1,785
Annualized Net Revenue Per Average Member(2)	$34.60	$38.58	$32.35	$38.23
New Retail Membership
Average Members(1)	601	447	601	417
Annualized Net Revenue Per Average Member(2)	$90.33	$103.40	$82.55	$102.29
Global Membership Products:
Retail
Average Members(1) (4)	7,886	8,401	7,974	8,442
Annualized Net Revenue Per Average Member(2)	$80.80	$77.04	$79.20	$75.32
Average Retail Members including wholesale formerly retail and other(3) (4)	9,874	10,694	9,969	10,744

(1)

Average Members and Average Basic Insured for the period are each calculated by determining the average members or insureds, as applicable, for each month (adding the number of members or insureds, as applicable, at the beginning of the month with the number of members or insureds, as applicable, at the end of the month and dividing that total by two) for each of the months in the period and then averaging that result for the period. A member’s or insured’s, as applicable, account is added or removed in the period in which the member or insured, as applicable, has joined or cancelled.

(2)

Annualized Net Revenue Per Average Member and Annualized Net Revenue Per Supplemental Insured are each calculated by taking the revenues as reported for the period and dividing it by the average members or insureds, as applicable, for the period. Quarterly periods are then multiplied by four to annualize this amount for comparative purposes. Upon cancellation of a member or an insured, as applicable, the member’s or insured’s, as applicable, revenues, are no longer recognized in the calculation.

(3)

Certain programs historically offered as retail arrangements are currently offered as wholesale arrangements where the Company receives lower annualized price points and pays no related commission expense. Additionally, more recently, the Company has entered into other relationships with new and existing affinity partners, including arrangements where the affinity partner offers the Company’s membership programs at point of sale retail locations to their customers and the Company receives lower annualized price points and pays no related commission expense.

(4)	Includes International Operations New Retail Average Members.

TABLE 2

AFFINION GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2009 AND DECEMBER 31, 2008

(In millions, except share amounts)

	June 30, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$113.6	$36.3
Restricted cash	35.7	35.6
Receivables (net of allowance for doubtful accounts of $1.1 and $0.8, respectively)	81.6	77.6
Receivables from related parties	14.7	15.6
Profit-sharing receivables from insurance carriers	74.3	98.3
Prepaid commissions	67.1	62.0
Other current assets	48.4	43.0

Total current assets	435.4	368.4
Property and equipment, net	91.2	91.2
Contract rights and list fees, net	38.8	40.7
Goodwill	307.4	307.5
Other intangibles, net	527.7	604.4
Receivables from related parties	3.3	5.3
Other non-current assets	101.8	43.1

Total assets	$1,505.6	$1,460.6

Liabilities and Deficit
Current liabilities:
Current portion of long-term debt	$0.2	$6.7
Accounts payable and accrued expenses	293.2	268.2
Payables to related parties	13.8	10.0
Deferred revenue	222.3	231.3

Total current liabilities	529.5	516.2
Long-term debt	1,440.7	1,360.6
Deferred income taxes	23.0	20.5
Deferred revenue	33.0	35.4
Other long-term liabilities	71.8	74.4

Total liabilities	2,098.0	2,007.1

Commitments and contingencies

Deficit:
Common stock and additional paid-in capital, $0.01 par value, 1,000 shares authorized, and 100 shares issued and outstanding	287.6	311.7
Accumulated deficit	(878.5)	(855.2)
Accumulated other comprehensive income	(2.1)	(3.7)

Total Affinion Group, Inc. deficit	(593.0)	(547.2)

Non-controlling interest in subsidiary	0.6	0.7

Total deficit	(592.4)	(546.5)

Total liabilities and deficit	$1,505.6	$1,460.6

Note: The information presented in this release reflects the financial statement data and the results of operations of Affinion Group, Inc., (“Affinion”) and its consolidated subsidiaries, and does not include the $350 million senior unsecured term loan facility incurred by Affinion Group Holdings, Inc., as described in the Liquidity and Capital Resources section of the Form 10-K filed for the fiscal year ended December 31, 2008. As part of the financing for the Transactions, Affinion (a) issued $270.0 million in principal amount of 10  1/8% senior notes maturing on October 15, 2013 ($266.4 million net of discount), (b) entered into new senior secured credit facilities consisting of a term loan facility in the principal amount of $860.0 million and a revolving credit facility in an aggregate amount of up to $100.0 million, and (c) entered into a senior subordinated bridge loan facility in the principal amount of $383.6 million. On April 26, 2006, $349.5 million of principal borrowings under the senior subordinated bridge loan facility were repaid using the proceeds from a private offering of $355.5 million aggregate principal amount of 11  1/2% senior subordinated notes maturing on October 15, 2015. Subsequently, on May 3, 2006, the remaining $34.1 million of principal borrowings under the senior subordinated bridge loan facility were repaid using the proceeds from another private offering of $34.0 million aggregate principal amount of 10  1/8% senior notes maturing on October 15, 2013. The senior notes were issued as additional notes under the indenture dated as of October 17, 2005. On June 5, 2009, Affinion issued $150.0 million of new 10  1/8% senior notes maturing on October 15, 2013 ($136.5 million net of discount) in a private placement transaction.

TABLE 3

AFFINION GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2009 AND 2008

(In millions)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
Net revenues	$333.5	$354.3	$667.5	$693.5

Expenses:
Cost of revenues, exclusive of depreciation and amortization shown separately below:
Marketing and commissions	152.1	161.7	291.9	315.2
Operating costs	85.9	90.7	173.0	180.5
General and administrative	24.7	26.1	56.3	53.8
Depreciation and amortization	51.2	69.3	101.5	137.2

Total expenses	313.9	347.8	622.7	686.7

Income from operations	19.6	6.5	44.8	6.8
Interest income	0.8	0.5	1.0	1.0
Interest expense	(23.7)	(12.5)	(58.5)	(51.5)
Other income (expense), net	1.5	(0.2)	(6.7)	(0.2)

Loss before income taxes and non-controlling interest	(1.8)	(5.7)	(19.4)	(43.9)
Income tax expense	(1.0)	(0.4)	(3.5)	(5.8)

Net loss	(2.8)	(6.1)	(22.9)	(49.7)
Less: net income attributable to non-controlling interest	(0.2)	(0.1)	(0.4)	(0.3)

Net loss attributable to Affinion Group, Inc.	$(3.0)	$(6.2)	$(23.3)	$(50.0)

TABLE 4

AFFINION GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2009 AND 2008

	For the Six Months Ended
	June 30, 2009	June 30, 2008
Operating Activities
Net loss	$(22.9)	$(49.7)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	101.5	137.2
Amortization of favorable and unfavorable contracts	(1.1)	(1.5)
Amortization of debt discount and financing costs	3.2	2.9
Unrealized gain on interest rate swaps	(2.8)	(12.0)
Unrealized foreign currency transaction loss	6.8	—
Stock-based compensation	2.6	1.5
Interest accretion on held-to-maturity securities	(0.4)	—
Deferred income taxes	(3.6)	2.5
Payment received for assumption of loyalty points program liability	0.7	7.4
Net change in assets and liabilities:
Restricted cash	0.9	0.9
Receivables	(1.3)	(0.9)
Receivables from and payables to related parties	3.8	(36.3)
Profit-sharing receivables from insurance carriers	24.3	(8.2)
Prepaid commissions	(4.1)	1.9
Other current assets	0.2	(10.0)
Contract rights and list fees	(1.0)	—
Other non-current assets	(2.6)	(1.1)
Accounts payable and accrued expenses	9.8	27.7
Deferred revenue	(16.4)	(2.7)
Income taxes receivable and payable	4.1	(0.9)
Other long-term liabilities	(3.9)	(2.6)
Other, net	(3.5)	0.1

Net cash provided by operating activities	94.3	56.2

Investing Activities
Capital expenditures	(15.6)	(16.4)
Restricted cash	—	(0.1)
Purchase of held-to-maturity debt securities	(44.8)	—
Acquisition-related payment, net of cash acquired	(2.3)	—

Net cash used in investing activities	(62.7)	(16.5)

Financing Activities
Proceeds from issuance of senior notes	136.5	—
Deferred financing costs	(3.4)	—
Borrowings (repayments) under line of credit, net	(57.0)	(14.5)
Principal payments on borrowings	(6.6)	(0.1)
Dividends paid to parent company	(24.1)	(20.6)
Distribution to non-controlling interest	(0.7)	—

Net cash provided by (used in) financing activities	44.7	(35.2)

Effect of changes in exchange rates on cash and cash equivalents	1.0	(0.3)

Net increase in cash and cash equivalents	77.3	4.2
Cash and cash equivalents, beginning of period	36.3	14.2

Cash and cash equivalents, end of period	$113.6	$18.4

Supplemental Disclosure of Cash Flow Information:
Interest payments	$56.2	$59.1

Income tax payments	$2.7	$4.6

TABLE 5

AFFINION GROUP, INC.

UNAUDITED COMPARISON OF 2009 TO 2008 RESULTS

(In millions)

The following tables summarize our consolidated results of operations for the three and six months ended June 30, 2009 and 2008.

	For the Three Months Ended
	June 30, 2009	June 30, 2008	Increase (Decrease)
Net revenues	$333.5	$354.3	$(20.8)

Expenses:
Cost of revenues , exclusive of depreciation and amortization shown separately below:
Marketing and commissions	152.1	161.7	(9.6)
Operating costs	85.9	90.7	(4.8)
General and administrative	24.7	26.1	(1.4)
Depreciation and amortization	51.2	69.3	(18.1)

Total expenses	313.9	347.8	(33.9)

Income from operations	19.6	6.5	13.1
Interest income	0.8	0.5	0.3
Interest expense	(23.7)	(12.5)	(11.2)
Other income (expense), net	1.5	(0.2)	1.7

Loss before income taxes and non-controlling interest	(1.8)	(5.7)	3.9
Income tax expense	(1.0)	(0.4)	(0.6)

Net loss	(2.8)	(6.1)	3.3
Less: net income attributable to non-controlling interest	(0.2)	(0.1)	(0.1)

Net loss attributable to Affinion Group, Inc.	$(3.0)	$(6.2)	$3.2

	For the Six Months Ended
	June 30, 2009	June 30, 2008	Increase (Decrease)
Net revenues	$667.5	$693.5	$(26.0)

Expenses:
Cost of revenues , exclusive of depreciation and amortization shown separately below:
Marketing and commissions	291.9	315.2	(23.3)
Operating costs	173.0	180.5	(7.5)
General and administrative	56.3	53.8	2.5
Depreciation and amortization	101.5	137.2	(35.7)

Total expenses	622.7	686.7	(64.0)

Income from operations	44.8	6.8	38.0
Interest income	1.0	1.0	—
Interest expense	(58.5)	(51.5)	(7.0)
Other expense, net	(6.7)	(0.2)	(6.5)

Loss before income taxes and non-controlling interest	(19.4)	(43.9)	24.5
Income tax expense	(3.5)	(5.8)	2.3

Net loss	(22.9)	(49.7)	26.8
Less: net income attributable to non-controlling interest	(0.4)	(0.3)	(0.1)

Net loss attributable to Affinion Group, Inc.	$(23.3)	$(50.0)	$26.7

Purchase accounting adjustments made in the Transactions had a less significant impact on the Company’s consolidated results of operations for the three and six months ended June 30, 2009 compared to June 30, 2008. These entries, which are non-cash in nature, increased net revenues by $4.9 million and $10.8 million, respectively, and increased income from operations by $18.3 million and $37.2 million, respectively, for the three and months ended June 30, 2009 as compared to the three months and six ended June 30, 2008. Because deferred revenues were reduced in purchase accounting, net revenues recognized for periods following the Transactions are less than they otherwise would have been, and such impact will decline in future periods. Also, the Company recorded a liability in purchase accounting for the fair value of servicing the Company’s members existing at the date of the Transactions for which no revenue will be recognized in the future. Because the liability recorded in purchase accounting is used to offset future servicing costs for such members, the Company’s operating costs are lower for periods following the Transactions than they otherwise would have been. Also, because prepaid commissions were reduced in purchase accounting, marketing and commissions expense for periods following the Transactions are less than they otherwise would have been. The effect of these and other purchase accounting adjustments on the Company’s consolidated results of operations for the three and six months ended June 30, 2009 as compared to June 30, 2008 was to increase net revenues by $4.9 million and $10.8 million, respectively, marketing and commissions by $2.3 million and $5.0 million, respectively, and operating costs by $0.4 million and $0.9 million, respectively. Additionally, the Company recorded $16.1 million and $32.3 million, respectively, less depreciation and amortization expense for the three and six months ended June 30, 2009 as compared to the three and six months ended June 30, 2008, which positively affected results of operations.

TABLE 6

AFFINION GROUP, INC.

UNAUDITED OPERATING SEGMENT RESULTS

(In millions)

Net revenues and Segment EBITDA by operating segment are as follows:

	Net Revenues			Segment EBITDA (1)
	For the Three Months Ended June 30,		Increase (Decrease)	For the Three Months Ended June 30,		Increase (Decrease)
	2009	2008		2009	2008
Affinion North America
Membership products	$172.1	$174.8	$(2.7)	$30.1	$26.9	$3.2
Insurance and package products	84.0	96.4	(12.4)	26.0	36.6	(10.6)
Loyalty products	17.3	15.7	1.6	6.2	4.9	1.3
Eliminations	(1.0)	(1.1)	0.1	—	—	—

Total North America	272.4	285.8	(13.4)	62.3	68.4	(6.1)
Affinion International
International products	61.1	68.5	(7.4)	10.1	9.0	1.1

Total products	333.5	354.3	(20.8)	72.4	77.4	(5.0)
Corporate	—	—	—	(1.6)	(1.6)	—

Total	$333.5	$354.3	$(20.8)	70.8	75.8	(5.0)

Depreciation and amortization				(51.2)	(69.3)	18.1

Income from operations				$19.6	$6.5	$13.1

	Net Revenues			Segment EBITDA (1)
	For the Six Months Ended June 30,		Increase (Decrease)	For the Six Months Ended June 30,		Increase (Decrease)
	2009	2008		2009	2008
Affinion North America
Membership products	$349.7	$346.6	$3.1	$66.4	$55.3	$11.1
Insurance and package products	167.6	186.8	(19.2)	55.5	69.5	(14.0)
Loyalty products	34.6	30.6	4.0	11.3	9.1	2.2
Eliminations	(2.0)	(2.1)	0.1	—	—	—

Total North America	549.9	561.9	(12.0)	133.2	133.9	(0.7)
Affinion International
International products	117.6	131.6	(14.0)	16.2	13.3	2.9

Total products	667.5	693.5	(26.0)	149.4	147.2	2.2
Corporate	—	—	—	(3.1)	(3.2)	0.1

Total	$667.5	$693.5	$(26.0)	146.3	144.0	2.3

Depreciation and amortization				(101.5)	(137.2)	35.7

Income from operations				$44.8	$6.8	$38.0

(1)	See Reconciliation of Non-GAAP Financial Measures on Table 7 below for a discussion on Segment EBITDA.

TABLE 7

AFFINION GROUP, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

TO GAAP FINANCIAL MEASURES (UNAUDITED)

(In millions, except ratios)

Set forth below is a reconciliation of our consolidated net cash provided by operating activities for the twelve months ended June 30, 2009 and the three and six months ended June 30, 2009 and 2008 to our Adjusted EBITDA.

	For the Twelve Months Ended June 30, 2009(a)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
		2009	2008	2009	2008
Net cash provided by operating activities	$141.2	$28.0	$30.7	$94.3	$56.2
Interest expense, net	148.2	22.9	12.0	57.5	50.5
Income tax expense	5.2	1.0	0.4	3.5	5.8
Amortization of favorable and unfavorable contracts	2.6	0.6	0.7	1.1	1.5
Amortization of debt discount and financing costs	(6.2)	(1.7)	(1.4)	(3.2)	(2.9)
Unrealized gain (loss) on interest rate swaps	(25.1)	7.2	18.0	2.8	12.0
Deferred income taxes	4.6	(0.1)	0.4	3.6	(2.5)
Payment received for assumption of loyalty points program liability	(0.7)	(0.7)	(7.4)	(0.7)	(7.4)
Changes in assets and liabilities	40.7	15.5	22.8	(10.3)	31.8
Effect of the Transaction, reorganizations, certain legal costs, and net cost savings (b)	(2.0)	(0.6)	(0.6)	(1.3)	(0.3)
Other, net (c)	4.4	(1.2)	0.9	0.7	1.8

Adjusted EBITDA(d)(e)	$312.9	$70.9	$76.5	$148.0	$146.5

(a)

Represents consolidated financial data for the year ended December 31, 2008, minus consolidated financial data for the six months ended June 30, 2008 plus consolidated financial data for the six months ended June 30, 2009.

(b)

Effect of the Transactions, reorganizations, certain legal costs and net cost savings – eliminates the effects of the Transactions, prior business reorganizations, non-recurring revenues and gains, legal expenses for certain legal matters, and certain severance costs. See Table 5 for additional information regarding the effect of the Transactions.

(c)

Other, net—represents the elimination of stock-based compensation, foreign currency gains and losses relating to unusual, non-recurring intercompany transactions, a $2.0 million annual consulting fee paid to Apollo and certain other costs.

(d)

Adjusted EBITDA consists of income from operations before depreciation and amortization further adjusted to exclude non-cash and unusual items and other adjustments permitted in our debt agreements to test the permissibility of certain types of transactions, including debt incurrence. We believe that the inclusion of Adjusted EBITDA is appropriate as a liquidity measure. Adjusted EBITDA is not a measurement of liquidity or financial performance under U.S. GAAP and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Adjusted EBITDA as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, as an indicator of cash flows, as a measure of liquidity, as an alternative to operating or net income determined in accordance with U.S. GAAP or as an indicator of operating performance.

(e)

Adjusted EBITDA does not give pro forma effect to our acquisition of a travel business from RCI Europe and our acquisition of Loyaltybuild, Limited, a loyalty program benefit provider and accommodation reservation booking business that were completed in the fourth quarter of 2008. However, we would be permitted to make such pro forma adjustment as if such acquisitions had occurred on April 1, 2008 in calculating the Adjusted EBITDA under our credit facility and the indentures governing our senior notes and senior subordinated notes.

TABLE 7 – cont’d

Set forth below is a reconciliation of our consolidated net loss for the twelve months ended June 30, 2009 and the three and six months ended June 30, 2009 and 2008 to our Adjusted EBITDA.

	For the Twelve Months Ended June 30, 2009(a)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
		2009	2008	2009	2008
Net loss attributable to Affinion Group, Inc.	$(62.0)	$(3.0)	$(6.2)	$(23.3)	$(50.0)
Interest expense, net	148.2	22.9	12.0	57.5	50.5
Income tax expense	5.2	1.0	0.4	3.5	5.8
Non-controlling interest	0.8	0.2	0.1	0.4	0.3
Other (income) expense, net	(9.8)	(1.5)	0.2	6.7	0.2
Depreciation and amortization	224.5	51.2	69.3	101.5	137.2
Effect of the Transactions, reorganizations, and non-recurring revenues and gains (b)	(4.9)	(1.9)	(0.1)	(3.8)	0.3
Certain legal costs (c)	(1.6)	0.1	(0.8)	(0.1)	(1.3)
Net cost savings (d)	4.5	1.2	0.3	2.6	0.7
Other, net (e)	8.0	0.7	1.3	3.0	2.8

Adjusted EBITDA(f)(g)	$312.9	$70.9	$76.5	$148.0	$146.5

Interest coverage ratio (h)	2.75
Consolidated leverage ratio (i)	4.33
Fixed charge coverage ratio (j)	2.65

(a)

Represents consolidated financial data for the year ended December 31, 2008, minus consolidated financial data for the six months ended June 30, 2008 plus consolidated financial data for the six months ended June 30, 2009.

(b)

Effect of the Transactions, reorganizations and non-recurring revenues and gains – eliminates the effects of the Transactions, prior business reorganizations and non-recurring revenues and gains. For the periods presented, the amounts relate entirely to the effect of the Transactions. See Table 5 for additional information regarding the effect of the Transactions.

(c)	Certain legal costs—represents legal costs, net of reimbursements, for certain litigation matters.
(d)	Net cost savings—represents: the elimination of severance costs incurred.
(e)

Other, net—represents: (i) net changes in other reserves, (ii) the elimination of stock-based compensation expense, (iii) the elimination of foreign currency gains and losses relating to unusual, non-recurring intercompany transactions, (iv) consulting fees paid to Apollo, and (v) other non-recurring costs related to acquisitions.

(f)

Adjusted EBITDA consists of income from operations before depreciation and amortization further adjusted to exclude non-cash and unusual items and other adjustments permitted in our debt agreements to test the permissibility of certain types of transactions, including debt incurrence. We believe that the inclusion of Adjusted EBITDA is appropriate as a liquidity measure. Adjusted EBITDA is not a measurement of liquidity or financial performance under U.S. GAAP and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Adjusted EBITDA as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, as an indicator of cash flows, as a measure of liquidity, as an alternative to operating or net income determined in accordance with U.S. GAAP or as an indicator of operating performance.

(g)

Adjusted EBITDA does not give pro forma effect to our acquisition of a travel business from RCI Europe and our acquisition of Loyaltybuild, Limited, a loyalty program benefit provider and accommodation reservation booking business that were completed in the fourth quarter of 2008. However, we would be permitted to make such pro forma adjustment as if such acquisitions had occurred on April 1, 2008 in calculating the Adjusted EBITDA under our credit facility and the indentures governing our senior notes and senior subordinated notes.

(h)

The interest coverage ratio is defined in our senior secured credit facility (Adjusted EBITDA, as defined, to interest expense, as defined). The calculation presented is annualized. The interest coverage ratio must be greater than 1.75 to 1.0 at June 30, 2009.

(i)

The consolidated leverage ratio is defined in our senior secured credit facility (total debt, as defined, to Adjusted EBITDA, as defined). The consolidated leverage ratio must be less than 6.00 to 1.0 at June 30, 2009.

(j)

The fixed charge coverage ratio is defined in the indentures governing our senior notes and our senior subordinated notes (consolidated cash flows, as defined, which is equivalent to Adjusted EBITDA (as defined in the senior secured credit facility) to fixed charges, as defined).

Set forth below is a reconciliation of our consolidated net loss for the twelve months ended June 30, 2009 and the three and six months ended June 30, 2009 and 2008 to our Segment EBITDA.

	For the Twelve Months Ended June 30, 2009(a)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
		2009	2008	2009	2008
Net loss attributable to Affinion Group, Inc.	$(62.0)	$(3.0)	$(6.2)	$(23.3)	$(50.0)
Interest expense, net	148.2	22.9	12.0	57.5	50.5
Income tax expense	5.2	1.0	0.4	3.5	5.8
Non-controlling interest	0.8	0.2	0.1	0.4	0.3
Other (income) expense, net	(9.8)	(1.5)	0.2	6.7	0.2
Depreciation and amortization	224.5	51.2	69.3	101.5	137.2

Segment EBITDA	$306.9	$70.8	$75.8	$146.3	$144.0

(a)

Represents consolidated financial data for the year ended December 31, 2008, minus consolidated financial data for the six months ended June 30, 2008 plus consolidated financial data for the six months ended June 30, 2009.